Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Marilyn Lattin	Jeffrey Weir-Sloane & Company
	408-519-9345	212-446-1878
	ir@tivo.com	jweir@sloanepr.com

TiVo Announces Significant Revenue Growth for Quarter Ending January 31, 2006;

Annual Service and Technology Revenues up 48 Percent Compared to Last Year

•	Total subscription base grows to approximately 4.4 million, which represents 45 percent annual growth

•	Annual net loss improvement of 57 percent compared to last year

•	First fiscal year of positive cash flow from operations

•	TiVo announces new pricing initiative, partnership with Verizon Wireless for mobile programming and TiVo® KidZone, a new programming tool

•	TiVo announces distribution agreement with RadioShack

ALVISO, Calif. – March 8, 2006 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the fourth quarter and fiscal year ended January 31, 2006.

Total subscriptions as of January 31, 2006, were approximately 4.4 million, which represents 45% growth in the subscription base during the past year. Service and technology revenues for the year increased 48% to $170.9 million, compared to $115.5 million last year. Service and technology revenues for the quarter increased 37% to $47.0 million, compared to $34.2 million for the same period last year.

TiVo achieved its first positive cash flow from operations in fiscal 2006. For the year, TiVo reported a net loss of ($34.4) million and net loss per share of ($0.41), a 57% and 59% improvement respectively, compared to a net loss of ($79.8) million, or ($0.99) per share in fiscal 2005. For the fourth quarter, TiVo reported a net loss of ($19.5) million and net loss per share of ($0.23), a 42% and 45% improvement respectively, compared to a net loss of ($33.7) million, or ($0.42) per share, for the fourth quarter of last year.

TiVo-Owned subscription gross additions were 221,000 for the quarter, compared to 276,000 in the fourth quarter of last year. This fiscal fourth quarter was the second best quarter in TiVo’s history in terms of TiVo-Owned subscription net additions. TiVo-Owned subscription net additions were 183,000 compared to 251,000 in the fourth quarter of last year. These numbers represent a decline compared to last year, reflective of the more challenging competitive environment. However, the fourth quarter results also suggest an improvement in year-over-year trends. In terms of sequential quarter-over-quarter percentage growth, this year represented a significant improvement over last year, showing early traction from TiVo’s new marketing programs. Separately, as expected, TiVo added 173,000 DIRECTV subscriptions in the quarter, compared to 379,000 in the third quarter of fiscal 2006.

Tom Rogers, CEO of TiVo, said “This was a steady quarter for TiVo as our subscription base continued to grow, even in this more competitive environment. During the last six months, we have implemented a number of marketing programs designed to support our long-term goal of driving increased scale in our subscription base. We are starting to see the results of these programs as the fourth quarter was our best on-line quarter ever through TiVo.com. In addition, virtually all new subscriptions during the quarter signed on for a minimum 1-year period, helping to further reduce our already comparatively low churn rate.”

“One of the key ways to drive our subscription base is to continue to differentiate TiVo’s service features from those of generic DVRs, which is an important driving force for us in 2006. Along those lines, we have just introduced a groundbreaking way for parents to supervise television in the home with all the simplicity that the TiVo service has come to be known for. TiVo has stepped in to solve an age old problem in the children’s television arena with the support of the largest children’s television groups in the country, Common Sense Media and The Parents Television Council.”

“As the pioneer in the DVR market, we continue to blaze the trail by providing our subscribers with unique content and programming features like TiVo® KidZone, TiVoToGo, Advertising Search and the Yahoo! partnerships for TV scheduling, traffic, and photo distribution, which will continue to separate the TiVo service as a best of breed product.”

“In addition, as demonstrated by the Verizon Wireless announcement earlier this week, and a number of device integration initiatives made in the fourth quarter including the updated capability in our TiVoToGo feature to transfer TV shows to portable devices including the Sony PSP and our work with Intel to seamlessly integrate content from TiVo units with Intel’s Viiv platform. TiVo is demonstrating that it is a central point of integration in the home with other digital devices and services,” concluded Rogers.

Fourth Quarter Highlights

TiVo announces pricing change

Concurrent with this earnings release, TiVo announced new, simplified pricing structures that make it easier for consumers to add TiVo to their home entertainment options. TiVo developed the new pricing structure after completing several months of market research among new and existing TiVo subscriptions and extensively testing the pricing options in the marketplace.

For the first-time ever, through TiVo’s direct sales channel, customers will be able to bundle together the purchase of their TiVo 80-hour Series2 box and TiVo service at an all-in-one price, based on a one-, two- or three year commitment at $19.95 a month or $224 prepaid, $18.95 a month or $369 prepaid, and $16.95 a month or $469 prepaid, respectively. The changes to the pricing structure will launch next week and will not affect TiVo’s current subscription base.

As part of the announcement, TiVo is also announcing an update to its service-only options, providing consumers that purchase a TiVo unit at a retail outlet with the option to purchase their TiVo service based on one-, two- or three-year commitments upfront. The lifetime service agreement option will be eliminated.

TiVo announces distribution agreement with RadioShack

TiVo is pleased to announce RadioShack as a new distribution partner. RadioShack’s track record in selling service related products and solutions make them an ideal partner for TiVo. Their appeal to the family oriented consumer creates a compelling partner to promote TiVo® KidZone this year. In addition, TiVo® KidZone was an important factor in RadioShack’s decision to distribute TiVo units.

TiVo and Verizon Wireless partner to take TiVo to mobile phones

TiVo and Verizon Wireless announced earlier this week an agreement that will allow Verizon to debut the new TiVo Mobile, a new downloadable application that lets TiVo service subscribers schedule recordings on their TiVo device directly from their Get It Now equipped Verizon mobile handset.

TiVo Mobile is a new innovation that allows TiVo subscribers to schedule DVR recordings and access related entertainment information from the convenience of their mobile handset. Viewers can schedule recordings on the go via a similar user interface that makes TiVo the best-in-class DVR experience. This service will be launched later this year.

The new TiVo® KidZone gives parents powerful combination of expert guidance with unprecedented control

Last week, TiVo announced plans to enable parents to more easily find and display quality programming for their children that reflects their family’s values and interests by tackling this problem head-on with the introduction of TiVo® KidZone, a groundbreaking solution for the children’s television dilemma.

TiVo KidZone offers a first-of-its-kind solution, provides parents expert guidance and easy set-up to help them find and choose the television programming that is most appropriate for their family based on the individual needs and values of their household. As part of this initiative, TiVo is partnering with leading parenting and family groups including Common Sense Media and the Parents Television Council, the two largest grass roots organizations, with 4 million members between them, to create entire menus of recommended programming automatically provided right to the television set. Moreover, a child is able to use the television set to enjoy these selections and other parent-approved programming, while parents can still use the TiVo service to automatically record their viewing selections and enjoy their favorites when they are ready to watch. In doing so, TiVo is offering the first real answer to the 50 year-old question of how to create the ideal television environment for children in their own homes.

TiVo KidZone will be included as part of the standard TiVo® service and is scheduled to begin rolling out by mid-year to all new and existing subscribers with a TiVo® Series2™ box.

Management Provides Financial Guidance

For the first quarter of fiscal 2007, TiVo anticipates service and technology revenues in the range of $48 million to $50 million and a net loss of $(19) million to $(22) million. This expected loss includes the anticipated effects of expensing options, increased costs resulting from TiVo’s on-going patent litigation, the higher marketing spending driven by the impact of new pricing models announced today, and a potential expense for a change in accounting policy associated with the rollout of these new pricing models.

This financial guidance is based on information available to management as of March 8, 2006. TiVo expressly disclaims any duty to update this guidance.

Conference Call, Slide Presentation and Webcast

TiVo will host a conference call and webcast to discuss fourth quarter and fiscal year 2006 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, March 8, 2006. To listen to the discussion and view the accompanying slides, please visit www.tivo.com/ir and click on the link provided for the webcast or dial 913-981-4910 no password required. The webcast will be archived and available through April 7, 2006 at www.tivo.com/ir or by calling 719-457-0820 and entering the conference ID number 4914733. The accompanying slides are also available as an exhibit to TiVo’s Current Report on Form 8-K, Item 2.02, filed March 8, 2006.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its full set of DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList®

searches, has elevated its popularity among consumers and has created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The Company is based in Alviso, California.

TiVo, Season Pass, WishList, Series2, TiVoToGo, ‘TiVo, TV your way.’ and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. worldwide. © 2006 TiVo Inc. All rights reserved.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, financial statements, and future product strategy. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, and the Quarterly Reports on Form 10-Q for the quarters ended April 30, 2005, July 31, 2005 and October 31, 2005. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2006	2005	2006	2005
Service revenues	$46,305	$32,996	$167,194	$107,166
Technology revenues	663	1,169	3,665	8,310

Service and Technology revenues	46,968	34,165	170,859	115,476

Hardware revenues	32,266	50,452	72,093	111,275
Rebates, revenue share, and other payments to channel	(19,167)	(25,188)	(47,027)	(54,696)

Net revenues	60,067	59,429	195,925	172,055

Cost of service revenues	10,250	10,426	34,179	29,360
Cost of technology revenues	(121)	440	782	6,575
Cost of hardware revenues	37,267	52,267	84,216	120,323

Gross margin	12,671	(3,704)	76,748	15,797

Research and development	10,693	11,206	41,087	37,634
Sales and marketing	10,637	11,529	35,047	37,367
General and administrative	11,769	4,194	38,018	16,593

Loss from operations	(20,428)	(30,633)	(37,404)	(75,797)

Interest and other income (expense), net	899	(3,006)	3,070	(3,911)
Provision for taxes	(13)	(26)	(64)	(134)

Net loss attributable to common stockholders	$(19,542)	$(33,665)	$(34,398)	$(79,842)

Net loss per common share - basic and diluted	$(0.23)	$(0.42)	$(0.41)	$(0.99)

Weighted average common shares used to calculate basic and diluted net loss per share	84,643,094	80,792,542	83,682,575	80,263,980

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	January 31, 2006	January 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents, and short-term investments	$104,213	$106,345
Accounts receivable	20,111	25,879
Finished goods inventories	10,939	12,103
Prepaid expenses and other, current	11,069	4,476

Total current assets	146,332	148,803

LONG-TERM ASSETS
Property and equipment, net	$9,448	$7,780
Capitalized software and intangible assets, net	5,206	2,231
Prepaid expenses and other, long-term	623	1,238

Total long-term assets	15,277	11,249

Total assets	$161,609	$160,052

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
CURRENT LIABILITIES
Bank line of credit	$—	$4,500
Accounts payable	24,050	18,736
Accrued liabilities	37,449	33,173
Deferred revenue, current	57,902	42,017

Total current liabilities	119,401	98,426

LONG-TERM LIABILITIES
Deferred revenue, long-term	67,575	63,131
Deferred rent and other	1,404	1,187

Total long-term liabilities	68,979	64,318

Total liabilities	188,380	162,744

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.001:	—	—
Authorized shares are 10,000,000	—	—
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:	85	82
Authorized shares are 150,000,000	—	—

Issued and outstanding shares are 85,376,191 and 82,280,876, respectively	—	—
Additional paid-in capital	667,055	654,746
Deferred compensation	(2,421)	(428)
Accumulated deficit	(691,490)	(657,092)

Total stockholders’ deficit	(26,771)	(2,692)

Total liabilities and stockholders’ deficit	$161,609	$160,052

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2006	2005	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(19,542)	$(33,665)	$(34,398)	$(79,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	1,756	1,242	6,345	4,896
Loss on disposal of fixed assets	—	3	2	13
Non-cash interest expense	—	3,438	—	4,854
Recognition of stock-based compensation expense	338	253	386	1,056
Changes in assets and liabilities:
Accounts receivable, net (change includes $1,500 from related parties for the year ended January 31, 2005)	9,481	(721)	5,768	(13,748)
Finished goods inventories	10,243	24,331	1,164	(3,537)
Prepaid expenses and other, current (change includes $2,832 to related parties for the year ended January 31, 2005)	(3,050)	267	(6,593)	157
Prepaid expenses and other, long-term (change includes $3,268 to related parties for the year ended January 31, 2005)	129	476	615	2,641
Accounts payable	(10,797)	(6,407)	5,314	3,708
Accrued liabilities (change includes $(880) to related parties for the year ended January 31, 2005)	6,903	8,419	4,276	17,354
Deferred revenue, current (change includes $(1,814) from related parties for the year ended January 31, 2005)	10,536	6,732	15,885	7,765
Deferred revenue, long-term	9,180	12,958	4,444	17,096
Deferred rent and other long-term liabilities	510	461	217	373

Net cash used in operating activities	$15,687	$17,787	$3,425	$(37,214)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(10,127)	(3,400)	(15,502)	(23,150)
Sales of short-term investments	5,062	2,025	15,687	9,075
Acquisition of property and equipment	(3,178)	(423)	(7,075)	(3,924)
Acquisition of capitalized software and intangibles	—	(100)	(3,915)	(100)

Net cash used in investing activities	$(8,243)	$(1,898)	$(10,805)	$(18,099)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under bank line of credit	—	4,500	3,500	4,500
Payments to bank line of credit	—	—	(8,000)	—
Payment of redemption of convertible notes payable	—	(4,250)	—	(4,250)
Proceeds from issuance of common stock related to employee stock purchase plan	680	—	2,922	2,409
Proceeds from issuance of common stock related to exercise of common stock options	568	299	7,011	1,689

Net cash provided by financing activities	$1,248	$549	$5,433	$4,348

NET DECREASE IN CASH AND CASH EQUIVALENTS	$8,692	$16,438	$(1,947)	$(50,965)

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2006	2005	2006	2005
TiVo-Owned Subscription Gross Additions	221	276	494	555

Subscription Net Additions:
TiVo-Owned	183	251	350	485
DIRECTV	173	447	1,013	1,184

Total Subscription Net Additions	356	698	1,363	1,669

Cumulative Subscriptions:
TiVo-Owned	1,491	1,141	1,491	1,141
DIRECTV	2,873	1,860	2,873	1,860

Total Cumulative Subscriptions	4,364	3,001	4,364	3,001
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	51%	50%	51%	50%

Included in the 4,364,000 subscriptions are approximately 100,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2006	2005	2006	2005
	(In thousands)
Average TiVo-Owned subscriptions	1,388	995	1,269	819
TiVo-Owned subscription cancellations	(38)	(25)	(144)	(69)
Number of Months	3	3	12	12

TiVo-Owned Churn Rate per month	-0.9%	-0.8%	-0.9%	-0.7%

TiVo-Owned Churn Rate. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing subscribers by providing compelling services that are competitive in the market. We define the TiVo-Owned Churn Rate as the TiVo-Owned subscription (including both monthly and product lifetime subscriptions) cancellations per month in the period divided by the average TiVo-Owned subscriptions for the period. We calculate average subscriptions by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
Subscription Acquisition Costs	2006	2005	2006	2005
	(In thousands, except SAC)
Sales and marketing expenses	$10,637	$11,529	$35,047	$37,367
Rebates, revenue share, and other payments to channel	19,167	25,188	47,027	54,696
Hardware revenues	(32,266)	(50,452)	(72,093)	(111,275)
Cost of hardware revenues	37,267	52,267	84,216	120,323

Total Acquisition Costs	34,805	38,532	94,197	101,111

TiVo-Owned Subscription Gross Additions	221	276	494	555

Subscription Acquisition Costs (SAC)	$157	$140	$191	$182

Subscription Acquisition Cost (“SAC”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs divided by TiVo-Owned subscription gross additions. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). As a result of the seasonal nature of our subscription growth, our SAC varies significantly during the year. Management primarily reviews this metric on an annual basis due to the timing difference between our recognition of promotional program expense and the subsequent addition of the related subscription acquisition. Accordingly, we are presenting SAC on a trailing twelve months basis as well in order to show SAC over the longer-term. We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2006	2005	2006	2005
	(In thousands, except ARPU)
Service and Technology revenues	$46,968	$34,165	$170,859	$115,476
Less: Technology revenues	(663)	(1,169)	(3,665)	(8,310)

Total Service revenues	46,305	32,996	167,194	107,166
Less: DIRECTV-related service revenues	(9,602)	(6,762)	(32,788)	(21,071)

TiVo-Owned-related service revenues	36,703	26,234	134,406	86,095
Average TiVo-Owned revenues per month	12,234	8,745	11,201	7,175
Average TiVo-Owned per month subscriptions	1,388	995	1,269	819

TiVo-Owned ARPU per month	$8.82	$8.79	$8.83	$8.76

	Three Months Ended January 31,		Twelve Months Ended January 31
DIRECTV Average Revenue per Subscription	2006	2005	2006	2005
	(In thousands, except ARPU)
Service and Technology revenues	$46,968	$34,165	$170,859	$115,476
Less: Technology revenues	(663)	(1,169)	(3,665)	(8,310)

Total Service revenues	46,305	32,996	167,194	107,166
Less: TiVo-Owned-related service revenues	(36,703)	(26,234)	(134,406)	(86,095)

DIRECTV-related service revenues	9,602	6,762	32,788	21,071
Average DIRECTV revenues per month	3,201	2,254	2,732	1,756
Average DIRECTV per month subscriptions	2,818	1,622	2,376	1,154

DIRECTV ARPU per month	$1.14	$1.39	$1.15	$1.52

Average Revenue Per Subscription (“ARPU”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues, and, as a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing by the number of months in the period. We then divide by average TiVo-Owned subscriptions for the period, calculated as described above for churn rate.

The decrease in ARPU per month for DIRECTV is the result of the large addition of new DIRECTV subscriptions. While these more recent DIRECTV subscription additions offer lower recurring revenues than subscriptions added during earlier phases of our DIRECTV relationship, they result in more attractive percent margins in our financial results because they generally involve limited or no acquisition costs and lower recurring expenses.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period.